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                                                                    EXHIBIT 3.25

                         CERTIFICATE OF INCORPORATION

                                      OF

                           HONEY BUCKET FILMS, INC.

FIRST:   The name of the corporation is Honey Bucket Films, Inc.

SECOND: The address of the initial registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901, and the name of the initial registered agent therein and in charge thereof, upon whom process against the corporation may be served is National Corporate Research, Ltd.

THIRD:   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares the corporation shall have authority to issue is Three Thousand (3,000) shares of common stock, each with a par value of one cent ($.01).

FIFTH:   The corporation shall have perpetual existence.

SIXTH:   No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall have the right to indemnify any and all directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

EIGHTH: The name and mailing address of the incorporator is Robert L. Winikoff, Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022.

     I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware this 18th day of May, 1999.

                                     /s/ Robert L. Winikoff
                                    _____________________________________
                                    Robert L. Winikoff, Sole Incorporator